Exhibit 5.1

E:	lou@bevilacquapllc.com
T:	202.869.0888
W:	bevilacquapllc.com

September 25, 2024

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Signing Day Sports, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 2,276,250 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, that are issuable by the Company pursuant to the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (as amended, the “Plan”). This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the Plan, as applicable, assuming in each case that the individual issuances, grants or awards under the Plan, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan, as applicable (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 September 25, 2024

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC